UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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PHILLIPS EDISON GROCERY CENTER REIT I, INC.
(Name of Registrant as Specified in its Charter)

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On September 1, 2017, Phillips Edison Grocery Center REIT I, Inc. (the “Company”), Phillips Edison Limited Partnership (“PELP”) and American Realty Capital II Advisors , LLC (“ARC”), together with certain of their respective affiliates, entered into and concurrently consummated an agreement providing for a series of transactions intended to terminate all remaining contractual and economic relationships between the Company and PELP, on the on hand, and ARC, on the other hand. Specifically, among other things, in exchange for a payment of $9,500,000 by Phillips Edison Grocery Center Operating Partnership I, L.P. (the “Operating Partnership”) to AR Global Investments, LLC, an affiliate of ARC, ARC and its affiliates agreed to the following: (i) to sell all of the Class B units in the Operating Partnership owned by ARC and its affiliates; (ii) to redeem all of ARC’s interests in Phillips Edison Special Limited Partner LLC, a subsidiary of PELP that owns a special limited partner interest in the Operating Partnership (the “Special Limited Partner”); (iii) to terminate all fee sharing between Phillips Edison NTR LLC (the “Advisor”) and ARC and its affiliates with respect to fees paid to the Advisor by the Company; and (iv) to provide releases of all claims against the Company, PELP and their respective affiliates.

In connection with the above-referenced agreement, the Company also entered into an amended advisory agreement and an amendment of the limited partnership agreement of the Operating Partnership pursuant to which all fees and other compensation payable to the Advisor, the Special Limited Partner and their affiliates are decreased by 15%.